Exhibit 10.5

August 25, 2016

[Name]
[Address]

Re:	Grant of Phantom Units

Dear [name]:

I am pleased to inform you that you have been granted [number] Phantom Units as of the above date pursuant to the Company’s 2013 Long-Term Incentive Plan (the “Plan”). In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this grant are as set forth below.

1.	Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit) as follows:

a.	Tranche A, which shall consist of one-third of the total number of Phantom Units covered by this grant letter, shall vest on the August 2019 Distribution Date;

b.
Tranche B, which shall consist of one-third of the total number of Phantom Units covered by this grant letter, shall vest as follows: (i) one-sixth (half of Tranche B) shall vest on the August 2020 Distribution Date; and (ii) one-sixth (the remaining half of Tranche B) shall vest upon the first date following the date hereof on which the Partnership pays an annualized quarterly distribution of at least $2.50 per unit ($0.625 per quarter); however, in the event such annualized $2.50 distribution threshold is not met prior to the August 2022 distribution date (the “Outside Vesting Date”), the applicable Phantom Units will vest on such Outside Vesting Date, provided that following the date hereof but on or prior to such Outside Vesting Date PAA shall have achieved a minimum annualized distribution rate of $2.30 per unit ($0.575 per quarter); and

c.
Tranche C, which shall consist of one-third of the total number of Phantom Units covered by this grant letter, shall vest as follows: (i) one-sixth (half of Tranche C) shall vest on the August 2021 Distribution Date; and (ii) one-sixth (the remaining half of Tranche C) shall vest upon the first date following the date hereof on which the Partnership pays an annualized quarterly distribution of at

333 Clay Street, Suite 1600 (77002)     ■ P.O. Box 4648 ■ Houston, Texas 77210-4648 ■ 713-646-4100

least $2.65 per unit ($0.6625 per quarter); however, in the event such annualized $2.65 distribution threshold is not met prior to the Outside Vesting Date, the applicable Phantom Units will vest on such Outside Vesting Date, provided that following the date hereof but on or prior to such Outside Vesting Date PAA shall have achieved a minimum annualized distribution rate of $2.30 per unit ($0.575 per quarter).

Any remaining Phantom Units that have not vested on or before the Outside Vesting Date, and any associated DERs (regardless of vesting), shall expire on such date.

2.
Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) as follows: (i) one-third of your DERs (the DERs associated with Tranche (A)) shall vest upon and effective with the earlier to occur of the August 2018 Distribution Date and the first date following the date hereof on which the Partnership pays an annualized quarterly distribution of at least $2.30 per unit ($0.575 per quarter), (ii) one-third of your DERs (the DERs associated with Tranche (B)) shall vest upon and effective with the earlier to occur of the August 2019 Distribution Date and the first date following the date hereof on which the Partnership pays an annualized quarterly distribution of at least $2.40 per unit ($0.60 per quarter), and (iii) one-third of your DERs (the DERs associated with Tranche (C)) shall vest upon and effective with the earlier to occur of the August 2020 Distribution Date and the first date following the date hereof on which the Partnership pays an annualized quarterly distribution of at least $2.50 per unit ($0.625 per quarter).

3.	Your DERs shall not accrue payments prior to vesting.

4.
The number of Phantom Units subject to this award and any distribution level required for vesting under paragraphs 1 or 2 above shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having a similar effect.

5.
Upon vesting of any Phantom Units, an equivalent number of DERs (from the associated Tranche) will expire. Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

6.	In the event of the termination of your employment with the Company and its Affiliates for any reason (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause: (i) any unvested Phantom Units that would, but for such termination and forfeiture, vest on a specified Distribution Date (August 2019, August 2020, August 2021 or August 2022) during the twelve month period immediately following such termination, shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) any unvested Phantom Units covered by paragraphs 1(b)(ii) and 1(c)(ii) above with respect to which the Company has, as of the date of termination, declared but not yet paid a quarterly distribution that would upon payment thereof satisfy the applicable distribution criteria for such Phantom Units, shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; and (iii) any DERs associated with such unvested, nonforfeitable Phantom Units described in clause (i) or (ii) immediately preceding shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 1 or paragraph 5 above.

7.
In the event of the termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), the following provisions shall apply: (i) if such termination takes place prior to the second anniversary of the date of this grant, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; and (ii) if such termination takes place on or after the second anniversary of the date of this grant, your then outstanding Phantom Units shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date (and any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 1 or paragraph 5 above). As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 7, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

8.
In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

9.
Upon payment pursuant to a DER, the Company will withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, the Company will withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); and (iii) “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company. A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events: (i) Plains GP Holdings, L.P. (“PAGP”) ceases to retain direct or indirect control of the general partner of the Partnership; (ii) PAGP ceases to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company; (iii) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions and whether by merger or otherwise) of all or substantially all of the assets of the Partnership, PAGP or the Company to one or more Persons who are not affiliates of PAGP (“third party or parties”), other than a transaction in which the Owner Affiliates (as defined below) continue to beneficially own, directly or indirectly, more than 50% of the issued and outstanding voting securities of such third party or parties immediately following such transaction; (iv) (x) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Owner Affiliates becomes the “beneficial owner” directly or indirectly of 25% or more of the member interest in PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP (“PAGP GP”), and (y) the member interest beneficially owned by such “person” or “group” exceeds the aggregate member interest in PAGP GP beneficially owned, directly or indirectly, by the Owner Affiliates; (v) any Person (other than PAGP, the Partnership or their respective affiliates), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in the Company or 50% or more of the outstanding limited partnership interests of PAGP; or (vi) any Person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in PAGP GP.

As used herein, the term “Owner Affiliates” shall mean KAFU Holdings, L.P. and its affiliates, EMG Investment, LLC and its affiliates, Oxy Holding Company (Pipeline), Inc. and its affiliates, Mark Strome and his affiliates, Windy, LLC and its affiliates, PAA Management, L.P. and its affiliates, PAGP and its affiliates, Jay Chernosky, Kipp PAA Trust, Paul Riddle, Russell Clingman, David Humphreys and Philip Trinder.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO of the Company, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof (or Canada or any province thereof) or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in the case of clauses (i) and (iii), with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Fifth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. Copies of the Plan and the Partnership Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants. Please execute and return a copy of this grant letter to me and retain a copy for your records

PLAINS ALL AMERICAN PIPELINE, L.P.

By:    PAA GP LLC, its general partner
By:    PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:	______________________________

Name:	Richard McGee

Title:	Executive Vice President & General Counsel

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

⁯ Check this box only if designation does not apply to prior grants

_____________________________
[name]

Units: [number]

Dated: _______________________